UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 2, 2006

Nephros, Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-32288

Delaware	13-3971809
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3960 Broadway, New York, New York 10032
(Address of Principal Executive Offices)
(Zip Code)

(212) 781-5113
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 2, 2006, Nephros, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with William J. Fox, engaging Mr. Fox to serve as the Company’s Executive Chairman, effective as of July 1, 2006, for a term of two years ending on June 30, 2008 (the “Initial Term”). After the Initial Term, the Employment Agreement will automatically be extended for one or more additional annual periods unless Mr. Fox or the Company gives the other party written notice at least 60 days prior to the end of the Initial Term or any extension thereof (the “Term”) of such party’s election not to renew the Employment Agreement. The Employment Agreement provides that Mr. Fox will receive a starting base salary of $277,500 per year (subject to annual adjustment beginning with July 1, 2007, based on the New York area Consumer Price Index), and will be eligible to receive an annual bonus based on the extent to which individual and Company-wide performance goals established by the Board of Directors for each year have been met. The Employment Agreement also provides that the Company shall grant Mr. Fox an option to purchase 450,000 shares of the Company’s common stock at an exercise price equal to the closing share price of the common stock on the American Stock Exchange as of the date of grant pursuant to the Company’s 2004 Stock Incentive Plan and a Non-Qualified Stock Option Agreement (the “Option Agreement”). Pursuant to the Option Agreement, the option will vest in equal quarterly installments of 56,250 shares each beginning on September 30, 2006 until the option fully vests on June 30, 2008, subject to certain conditions.

Mr. Fox’s Employment Agreement provides, among other things, that if his employment is terminated by him or the Company prior to the end of the Term for any reason or upon nonrenewal of the Employment Agreement by either party, he is entitled to (i) any accrued but unpaid base salary; (ii) any performance bonus not yet paid for the year of termination; (iii) any vacation accrued to the date of termination; (iv) any accrued but unpaid business expenses or monthly cash payments; and (v) any benefits he may be entitled to receive under the Option Agreement or any other plans or programs referred to in the Employment Agreement. If Mr. Fox is terminated by the Company “without cause” or Mr. Fox leaves the Company for “good reason” (in each case as defined in the Employment Agreement) or the Company gives written notice of its election not to renew the Employment Agreement, then, among other things, he would be entitled to receive (i) a prorated portion of the performance bonus, if any, for the year of termination; and (ii) his base salary for a period of twelve months after termination.

Mr. Fox’s Employment Agreement restricts Mr. Fox’s outside business activities during the period of his employment with the Company, while permitting him to manage personal investments and affairs; serve on a board he is currently a member as well as additional boards provided he provides the Company with prior written notice; and provide consulting services approved in writing by the Company, provided those activities do not conflict or unreasonably interfere with his position as Executive Chairman.

The Employment Agreement also provides that, among other things, for the duration of Mr. Fox’s employment thereunder and for a period of one year after the date of termination of his employment for any reason, he will be subject to non-competition and non-solicitation restrictions. The Employment Agreement also contains covenants imposing contractual obligations on Mr. Fox with regard to proprietary information and confidentiality.

In connection with his appointment as Executive Chairman, Mr. Fox will remain on the Board of Directors of the Company but will resign as a member of each of the Audit and Nominating and Corporate Governance Committees of the Board.

The foregoing does not constitute a complete summary of the terms of the Employment Agreement, which is attached hereto as Exhibit 10.1. The description of the terms of the Employment Agreement is qualified in its entirety by reference to such exhibit.

Item 8.01. Other Events.

On August 4, 2006, the Company issued a press release announcing the appointment of Mr. Fox as Executive Chairman and the appointment of Eric A. Rose, M.D. as Lead Director of the Board of Directors.. The full text of this press release is attached hereto as Exhibit 99.1. The information in this Item 8.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that Section.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement between Nephros, Inc. and William J. Fox, entered into on August 2, 2006.

99.1     Press Release issued by Nephros, Inc. dated August 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2006

                                                   NEPHROS, INC.

                                                        By: /s/ Mark W. Lerner
                                                        Mark W. Lerner
                                                            Chief Financial Officer
                                                        (Principal Financial Officer and
                                                                 Principal Accounting Officer)